Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 1, 2019 on our audits of the consolidated financial statements of Air Industries Group and Subsidiaries (the “Company”) as of and for the years ended December 31, 2018 and 2017, respectively, which report was included in the Annual Report on Form 10-K of the Company filed April 1, 2019 in the Company’s Registration Statements on Form S-3 (Registration No. 333-198375), Form S-1 (Registration No. 333-219490) and Form S-8 (Registration Nos. 333-191560, 333-206341 and 333-219487).

Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

April 1, 2019